ABERDEEN STANDARD GOLD ETF TRUST 8-K

Exhibit 10.1

JPMorgan Chase Bank, N.A., London Branch

25 Bank Street, Canary Wharf

London, E14 5JP

United Kingdom

The Bank of New York Mellon,

as trustee of the Aberdeen Standard Gold ETF Trust (the “Trust”)

2 Hanson Place

Brooklyn, New York 11217

June 2019

Dear Sirs:

1.	We refer to the Allocated Account Agreement and the Unallocated Account Agreement, each entered into between JPMorgan Chase Bank, N.A. (in its capacity as custodian of the Trust (the “Custodian”)) and The Bank of New York Mellon (in its capacity as the trustee of the Trust (the “Trustee”)) dated 1 September 2009, as amended from time to time (respectively the “AAA” and “UAA” and together the “Agreements”). This letter serves to amend the Agreements effective as of the close of business on 20 June 2019. Copies of both Agreements are appended to this letter.

2.	Defined terms used in this letter, unless defined in this letter, shall have the same meanings as assigned to those terms in the Agreements.

3.	The name of the shares issuable by the Trust is being changed to Aberdeen Standard Physical Gold Shares ETF. Accordingly, all references to “Aberdeen Standard Physical Swiss Gold Shares ETF” in the Agreements, including, without limitation, such references in the definition of “Shares” in clause 1.1 of each of the Agreements, are deleted and replaced with “Aberdeen Standard Physical Gold Shares ETF.”

4.	The Custodian wishes to provide Bullion custody services to the Trust on both a loco London and loco Zurich basis in accordance with the terms of the Agreements. To accomplish this, both of the Agreements are amended as follows:

(a)	The definition of “Allocated Account” in clause 1.1 of each of the Agreements is deleted and replaced with the following:

“Allocated Account” means the loco London allocated Bullion account, number 47328, or the loco Zurich allocated Bullion account, number 40391, each established in the name of the Trustee with the Custodian pursuant to this Agreement.”

(b)	The first sentence of clause 7.4 of the AAA is deleted and replaced with the following:

“Location of Bullion: Subject to and in accordance with clause 8.1 and unless otherwise agreed between the parties, Bullion must be held by the Custodian at its London or Zurich vault premises, or its Zurich Sub-Custodian’s vault premises.”

(c)	Clause 4.7 of the AAA is deleted and replaced with the following:

“Risk: With the exception of any transfer between loco Zurich and loco London made by the Custodian pursuant to clauses 3.2, 4.2, 4.3 or 4.9 of the Unallocated Account Agreement (as amended from time to time), where there is a shipment to or from the Custodian of Bullion, all right, title and risk in and to such Bullion shall pass at the Point of Delivery to the relevant person for whose account the Bullion is being delivered.”

(d)	Clause 3.2 of the UAA is deleted and replaced with the following:

“Loco Designation for Deposits: The Custodian shall receive deposits of Bullion pursuant to clause 3.1 into the Unallocated Account loco Zurich or loco London, provided, however, that (i) the Custodian shall bear all risk and costs, including all insurance costs, relating to any transfers between loco Zurich and loco London made by the Custodian to effect any such deposits and (ii) if a transfer is made pursuant to clause 3.1(c) into the Unallocated Account loco Zurich or loco London, the loco designation shall be the same for the AP Account from which the transfer is made.”

(e)	Clause 4.2 of the UAA is deleted and replaced with the following:

“Loco Designation for Withdrawals: The Custodian shall transfer Bullion from the Unallocated Account loco Zurich or loco London for all withdrawals under clause 4.1, provided, however, that the Custodian shall bear all risk and costs, including all insurance costs, relating to any transfers between loco Zurich and loco London made by the Custodian to effect any such withdrawals.”

(f)	Clause 4.3 of the UAA is deleted and replaced with the following:

“Loco Swaps: In the event that the Custodian receives a loco London or loco Zurich deposit pursuant to clause 3.1(c), the Custodian shall effectuate withdrawals pursuant to clause 4.1(c) by transferring Bullion from the Unallocated Account loco London or loco Zurich to the Allocated Account loco London or loco Zurich, provided, however, that the Custodian shall bear all risk and costs, including all insurance costs, relating to any transfers between loco Zurich and loco London made by the Custodian to effect any such withdrawals.”

(g)	The last sentence of clause 4.6 of the UAA is deleted and replaced with the following:

“With the exception of any delivery between loco Zurich and loco London made by the Custodian pursuant to clauses 3.2, 4.2, 4.3 or 4.9, all insurance and transportation costs shall be for the account of the Trust.”

(h)	Clause 4.7 of the UAA is deleted and replaced with the following:

“Risk: With the exception of any transfer between loco Zurich and loco London made by the Custodian pursuant to clauses 3.2, 4.2, 4.3 or 4.9, where there is a shipment to or from the Custodian of Bullion, all right, title and risk in and to such Bullion shall pass at the Point of Delivery to the relevant person for whose account the Bullion is being delivered.”

(i)	The following new clause 4.9 is added to the UAA:

“Loco London and Loco Zurich Bullion Balances: The Custodian shall maintain the Bullion balances in the loco London Allocated Account and the loco Zurich Allocated Account at such amounts as will allow for the normal settlement of anticipated Redemption Obligations on a loco London or loco Zurich basis, and the Custodian may from time to time consult with the Sponsor in connection with determining the amounts of such Bullion balances. The Custodian shall bear all risk and costs, including all insurance costs, relating to any transfers between loco Zurich and loco London made by the Custodian in connection with adjusting such Bullion balances to meet such anticipated Redemption Obligations. The Trustee shall have no responsibility for determining or adjusting the Bullion balances for this clause 4.9.”

5.	Except as expressly amended by this letter, the Agreements shall remain in full force and effect.

6.	This letter may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures shall be acceptable and binding.
7.	The Custodian shall advise any Sub-Custodians it may use pursuant to the terms of the Agreements about the change in the name of the shares issuable by the Trust so that such Sub-Custodians may update their records accordingly.
8.	This letter shall be deemed to constitute Amendment No. 2 to the AAA and Amendment No. 2 to the UAA.
9.	This letter shall be construed in accordance with and be governed by the laws of England and Wales.

10.	Please sign and return a copy of this letter to acknowledge your agreement to the amendments to the Agreements.

Yours faithfully,

/s/ Peter L. Smith

Peter L. Smith

Managing Director

for and on behalf of JPMorgan Chase Bank, N.A.

We agree to the amendments of the Agreements.

Date: 11th June 2019

/s/ Peter L. Smith
Signed by:	Peter L. Smith
Managing Director
for and on behalf of JPMorgan Chase Bank, N.A.

Date: 6/11/2019

/s/ Phyllis A. Cietek
Signed by:	Phyllis A. Cietek
Vice President
for and on behalf of The Bank of New York Mellon,
as trustee of the Aberdeen Standard Gold ETF Trust

Sponsor Approval

Pursuant to Section 5.5(a) of the Depositary Trust Agreement of the Trust, dated as of September 1, 2009, as amended, Aberdeen Standard Investments ETFs Sponsor LLC, the sponsor of the Trust, hereby approves of the Trustee entering into this letter.

Date: 6/11/2019

/s/ Lucia Sitar
Signed by:	Lucia Sitar

for and on behalf of Aberdeen Standard Investments ETFs Sponsor LLC,

as the sponsor of the Aberdeen Standard Gold ETF Trust